GAI AGILITY INCOME FUND
GAI CORBIN MULTI-STRATEGY FUND, LLC

CHARTER OF THE NOMINATING AND COMPENSATION COMMITTEE

ORGANIZATION

The Nominating and Compensation Committee (“Committee”) of the Board of Trustees (“Trustees”) of the GAI Agility Income Fund and the Board of Managers (the “Managers,” and collectively with the Trustees, the “Board”) of GAI Corbin Multi-Strategy Fund, LLC (the “Funds”) is hereby established.  The Committee shall be composed solely of trustees or managers who are not “interested persons” of the Funds, as defined by the Investment Company Act of 1940, as amended, (“Investment Company Act”) (“Independent Trustees or Managers”) and shall be composed of as many Trustees or Managers as the full Board deems necessary.  The Committee shall select a chair (the “Chair”), to preside over Committee meetings and may elect a Vice Chair to preside in the absence of the Chair.  The Chair shall set the agenda for, and preside at, each meeting of the Committee and shall engage in such other activities on behalf of the Committee as shall be determined from time to time by the Committee.

RESPONSIBILITIES

The duties of the Committee are:

•	to review from time to time, the compensation payable to the Independent Trustees or Managers and to make recommendations to the Board with respect thereto;

•
to nominate persons for election or appointment as Independent Trustees or Managers (i) as additions to the Board, (ii) to fill vacancies which, from time to time, may occur in the Board, and (iii) for election by the Funds’ interest holders at meetings called for the election of Trustees or Managers, as appropriate;

•	to review and evaluate from time to time the functioning of the Board and the various committees of the Board and to make recommendations to the Board with respect thereto; and

•	to select independent legal counsel to the Independent Trustees or Managers, if any, and recommend such counsel to the vote of all Independent Trustees or Managers.

MEETINGS

The Committee may meet either on its own or in conjunction with meetings of the Board.  Meetings of the Committee may be held in person, video conference or by telephone conference.  Where appropriate, the Committee may take action by written consent in lieu of a meeting.

REVIEW OF COMPENSATION

At least annually, the Committee shall review and recommend the amount of compensation payable to the Independent Trustees or Managers and other Trustees or Managers who are not employees of any adviser or principal underwriter of the Funds and report its findings and recommendation to the Board.  Compensation shall be based on the responsibilities and duties of the Independent Trustees or Managers and such other Trustees or Managers and the time required to perform these duties.  The Committee shall also make recommendations to the Board regarding matters related to compensation, including deferred compensation plans and retirement plans and policies for the Independent Trustees or Managers and such other Trustees or Managers, and shall monitor any and all such retirement plans and policies and deferred compensation plans.

NOMINATION OF INDEPENDENT MANAGERS

After a determination by the Committee that a person should be nominated as an additional Independent Trustee or Manager, or as soon as practical after a vacancy occurs or it appears that a vacancy is about to occur for an Independent Trustee or Manager position on the Board, the Committee shall nominate a person for appointment by a majority of the Committee members to add to the Board or to fill the vacancy.  Prior to a meeting of the interest holders of the Funds called for the purpose of electing Independent Trustees or Managers, the Committee shall nominate one or more persons for election as Independent Trustees or Managers at such meeting.

Evaluation by the Committee of a person as potential nominee to serve as an Independent Trustee or Manager should include (but need not be limited to):

•	whether or not the person is “independent” and whether the person is otherwise qualified under applicable laws and regulations to serve as a Trustee or Manager of the Funds;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of an Independent Trustee or Manager;

•
the contribution which the person can make to the Board and the Funds, with consideration being given to the person’s business experience, education and such other factors as the Committee may consider relevant;

•	the character and integrity of the person;

•	desirable personality traits of the individual including independence, leadership and the ability to work with the other members of the Board; and

•	consistent with the Investment Company Act, the Committee may consider recommendations from management in its evaluation process if it deems it to be appropriate.

In seeking out potential nominees and in nominating persons to serve as Trustees or Managers of the Funds, the Committee shall not discriminate against any person based on his or her race, religion, national origin, sex, physical disability and other factors not relevant to the person’s ability to serve as an Independent Trustee or Manager.

The Committee shall review and reassess the adequacy of this Charter on an annual basis.

This Charter may be amended by a majority vote of the Committee.

EVALUATION FUNCTION

The Committee shall consider, be responsible for and implement any periodic evaluation process of the Board and all committees of the Board.  The Committee shall also periodically review the role of the Committee and the Committee Charter and make recommendations to the Independent Trustees or Managers with respect thereto.

SELECTION OF COUNSEL

The Committee shall consider and oversee the selection of independent legal counsel, if any, to the Independent Trustees or Managers and recommend such counsel to the Independent Trustees or Managers.  In making any such selection, the Committee will examine and monitor such legal counsel’s client relationships in order to ascertain continued independence.

Effective:  January 1, 2019